Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Equivalent Share

For the Six Months and Three Months Ended June 30, 2004 and 2003

(in thousands of U.S. dollars, except per-share amounts)

	For the Six Months Ended June 30, 2004			For the Six Months Ended June 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$265,479			$246,284
Less: preferred dividends	9,788			19,567

Net income available to common shareholders/Weighted average number of common shares outstanding/ Basic net income per share	255,691	53,737.5	$4.76	226,717	52,810.3	$4.29
Effect of dilutive securities:
Class B warrants		—			449.3
Stock options		568.4			456.8

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$255,691	54,305.9	$4.71	$226,717	53,716.4	$4.22

	For the Three Months Ended June 30, 2004			For the Three Months Ended June 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$119,835			$121,915
Less: preferred dividends	4,894			14,567

Net income available to common shareholders/Weighted average number of common shares outstanding/ Basic net income per share	114,941	53,791.5	$2.14	107,348	53,221.8	$2.02
Effect of dilutive securities:
Stock options		547.8			476.9

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$114,941	54,339.3	$2.12	$107,348	53,698.7	$2.00